Exhibit (p)(2)

CODE OF ETHICS

GOEHRING & ROZENCWAJG ASSOCIATES, LLC

Dated May 4, 2021

This Code of Ethics (the “Code”) applies to Access Persons of Goehring & Rozencwajg Associates, LLC (“GRA”). This Code has been adopted by GRA pursuant to Rule 204A-1 under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is intended, among other things, to address the requirements under that rule that are applicable to all persons associated with GRA who are considered to be “access persons,” each of whom is intended to be subject to this Code. GRA manages investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), triggering an obligation to comply with Rule 17j-1 under the 1940 Act. This Code is separate and distinct from other codes of ethics applicable to such investment companies (the “Fund Codes”). This Code shall not apply to any persons to whom the Fund Codes apply.

Note: Capitalized terms not defined in the text are defined at the end in Code Appendix A.

Table of Contents

Code of Ethics

General Ethical Standards

Restrictions

Reporting

Appendix A (Definitions)

Appendix B (Certification of Receipt of Code)

Appendix C (Initial Holdings Report)

Appendix D (Annual Holdings Report)

Appendix E (Quarterly Transactions Report)

Appendix F (Pre-Clearance Form)

Appendix G (Directorship, Outside Employment Report)

GENERAL ETHICAL STANDARDS

As an Access Person of Goehring & Rozencwajg Associates, LLC (“GRA”), you have a fiduciary duty to act in the best interest of the clients that you service. You are thus expected to put the interest of clients first and foremost in your business dealings and day-to-day activities, to conduct yourself in accordance with these standards at all times, and to deal honestly and fairly with all persons with whom you have contact. Also, please be aware that it is generally improper for you to (i) use for your own benefit (or the benefit of anyone other than a client) information about GRA clients’ trading or investment recommendations or (ii) take advantage of investment opportunities that would otherwise be available for a client.

You also are required to comply with applicable laws and regulations when you conduct your professional activities. This includes complying with applicable U.S. federal securities laws when you provide services to clients of GRA. In order to comply with these laws, you may rely on the compliance policies and procedures of GRA that have been communicated to you. You also will receive periodic training on these procedures and should consult with Adam A. Rozencwajg, the Chief Compliance Officer (“CCO”) of GRA if you have any questions at any time regarding regulatory compliance.

You are expected to read and understand all requirements and procedures of the Code and will be required to sign and return a certification acknowledging your receipt of this Code (and any amendment thereto) to the CCO initially and annually on the form included in Code Appendix B. If you do not understand the requirements and procedures of this Code, please contact the CCO before you sign such certification.

GRA takes violations of this Code seriously. You are required to report violations of the Code to the CCO. If you have any questions about this Code, please contact the CCO, who administers this Code.

RESTRICTIONS

The following restrictions apply to you. Please remember that these restrictions are in addition to any other procedures that have been adopted by GRA.

Pre-Clearance of Certain Personal Securities Transactions

You must obtain approval from the CCO before you acquire Beneficial Ownership in any covered security whether in the U.S. or elsewhere. If you are confused about whether or not you need this approval, please check with the CCO before you invest. The Pre-Clearance Form is contained in Code Appendix F. The CCO may revise this Code to add additional pre-clearance requirements if deemed necessary. The CCO is subject to these same pre-clearance requirements of certain personal securities transactions and will submit a request for approval to one of GRA’s Managing Partners.

Ban on Short-Term Trading

You are not allowed to buy shares of a fund managed by GRA within 60 days of selling shares of the same fund. Additionally, you are not allowed to sell shares of a fund managed by GRA within 60 days of buying shares of the same fund. For purposes of this restriction, trades on which you have no influence (e.g., company retirement plan matching contributions) or automatic transactions (e.g., payroll deduction, deferred compensation, retirement plan contributions, systematic withdrawal plans) are not considered purchases or sales. However, this restriction does apply to exchanges and re-allocation of assets within a retirement or deferred compensation plan account.

Blackout Period

You are not allowed to knowingly purchase or sell any Covered Security within a period of seven calendar days (trade date being day zero) before and after the date that a GRA client, with respect to which you have the ability to influence investment decisions or have prior investment knowledge regarding associated client activity, has purchased or sold such Covered Security or a closely related Covered Security. Knowledge may be inferred in certain situations (for example, if you purchase a Covered Security immediately prior to a purchase being made on behalf of a client of GRA that then raises the value of such Covered Security significantly). In such situations, you may be required to disgorge any profits, subject to the discretion of the CCO.

Ban on Insider Trading

It is unlawful for you to use material, non-public information in violation of the U.S. federal securities laws. You must abide by the Insider Trading Policy contained in GRA’s Compliance Manual.

Ban on Outside Directorships, Activities or Employment that Cause a Conflict of Interest

You are not allowed to simultaneously exercise external mandates or functions, principal or secondary that could generate or potentially generate conflicts of interests with the execution of your function (professional responsibilities) for GRA.

REPORTING

The following reporting requirements apply to you. Please remember that these reporting requirements are in addition to any other procedures that have been adopted by GRA.

Initial and Annual Holdings Reports

GRA requests that you report brokerage accounts and holdings in Covered Securities in which you have any Beneficial Ownership interest. Alternatively, you may instead provide access to all of your brokerage accounts.

You must submit an Initial Holdings Report to the CCO within 10 days of becoming an Access Person. This Initial Holdings Report must contain information that is current as of a date that is no more than 45 days prior to the date that you became an Access Person.

Annual Holdings Reports must be submitted to the CCO on or before the 14th of February each year. The information contained in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the Annual Holdings Report is submitted.

The Initial and Annual Holdings Reports must contain, at a minimum, the following information:

-	the title and type of Covered Security, and as applicable the exchange ticker symbol, ISIN or CUSIP number;

-	the number of shares, and principal amount of each Covered Security in which you have any Beneficial Ownership interest;

-	the name of any financial institution with which you maintain an account in which any Securities are held for your direct or indirect benefit (e.g., brokerage and other accounts in securities with financial institutions); and

-	the date you submit the report.

The Initial and Annual Holdings Reports must contain, at a minimum, the following information:

Instead of providing information regarding required Covered Securities holdings and account information on the Initial and Annual Holdings Report, you may attach to the report a duplicate bank or brokerage account statement containing all of the information required in the report.

The Initial Holdings Report form is contained in Code Appendix C. The Annual Holdings Report form is contained in Code Appendix D. If you have questions about these requirements, please contact the CCO.

Quarterly Transaction Reports

Within 30 days after the end of each calendar quarter, you must complete and submit a Quarterly Transaction Report to the CCO. The CCO will submit his/her’s report to a Managing Partner. The Quarterly Transaction Report must contain, at a minimum, the following information (as applicable) regarding each transaction during the quarter in a Covered Security in which you had, or as a result of the transaction acquired, a Beneficial Ownership interest:

-	the date of the transaction;

-	the title, and as applicable, the exchange ticker symbol, ISIN or CUSIP number;

-	the interest and maturity date, if applicable;

-	the number of shares and principal amount of each Covered Security involved;

-	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

-	the price of the Covered Security at which the transaction was effected;

-	the name of the financial institution with or through which the transaction was effected; and

-	the date you submit the report.

The Quarterly Transaction Report must also contain, with respect to any account you established in which any Securities were held during the quarter for your direct or indirect benefit, the name of the financial institution with which you established the account and the date the account was established.

The Quarterly Transaction Report form is contained in Code Appendix E. If you have questions about whether you had or acquired a Beneficial Ownership interest in a Covered Security, please contact the CCO.

Initial, Annual and Upon Any Change Directorship Reports

GRA requests that you disclose upon initial employment and upon annual request from the CCO:

1.	Your seat on different boards (no matter the country), including being a board member or officer on the board of directors, supervisory boards or council, management boards or notably any type of mandate;

2.	Any outside paid employment, especially when the activity is similar to GRA; and

3.	Any commitments in a business that is in a business relationship or is likely to do business with GRA (or has a material financial interest) or that is a listed company.

You are required to update your information in such reports as soon as there is a change in your situation in this regard. The Directorship Reporting Form is contained in Code Appendix G.

Exceptions from Reporting Requirements

You are not required to submit: (i) any transaction or holdings report with respect to Securities held in accounts over which you had no direct or indirect influence or control (e.g., accounts managed by third-parties on a discretionary basis and for which you have no influence over individual investment decisions); (ii) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; or (iii) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by GRA in the required time period (within 30 days after the end of each calendar quarter), if all the information required to be on transaction reports is contained in the broker trade confirmations or account statements.

CODE APPENDIX A

DEFINITIONS.

Automatic Investment Plan: a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment program.

Beneficial Ownership: any interest in securities whereby a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect “pecuniary interest” in such securities. The definition of “pecuniary interest” is complex but generally includes an interest held by a person that provides the person the opportunity to profit or share in any profit derived from a transaction in the securities. Beneficial Ownership includes, but is not limited to, securities (i) held in a person’s own name; (ii) held with another in joint ownership arrangements; (iii) held by members of a person’s immediate family sharing the same household; (iv) owned by a corporation that is directly or indirectly controlled by, or under common control with, such person; and (v) over which a person has discretionary authority outside of his or her ordinary course of business. Please contact the CCO, as applicable, if you have any uncertainty over whether you have Beneficial Ownership over a security.

Covered Security: any Security other than Non-Reportable Securities.

Non-Reportable Securities: any of the following: (i) direct obligations of the Government of the United States;

(ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end investment companies (including mutual funds) unless GRA acts as investment adviser, sub-adviser or principal underwriter for the fund; and (v) exchange traded funds (“ETFs”), other than those in which GRA trades. Please contact the CCO if you need a list of affiliated investment advisers.

Security: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

Access Person: any partner, officer, director or employee of GRA, or other person who provides investment advice on behalf of GRA and is subject to the supervision and control of GRA and who:

-	has access to nonpublic information regarding any GRA clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client of GRA; or

-	is involved in making securities recommendations to GRA clients, or who has access to such recommendations that are nonpublic.